Exhibit 99.1

IMMEDIATE RELEASE

              NEWPOWER RECEIVES COURT APPROVALS OF SETTLEMENT OF
                            CLASS ACTION LAWSUITS

         NEW CANAAN, CONNECTICUT - May 4, 2004 - NewPower Holdings, Inc.
(PINK SHEETS: NWPW) (the "Company") today announced that the United States District Court for the Southern District of New York (the "District Court") and the United States Bankruptcy Court for the Northern District of Georgia, Newnan Division (the "Bankruptcy Court") approved the settlement agreement with respect to claims against its former directors, H. Eugene Lockhart, William I Jacobs, Kenneth L. Lay, Lou L. Pai, James V. Derrick, Jr., Richard
A. Causey, Peter Grauer, Linda Alvarado and Ray J. Groves, in consolidated actions that were pending in the District Court entitled In re NewPower Holdings, Inc. Securities Litigation, No. 02 Civ. 1550 (CLB) (the "Securities Litigation"), and identical purported claims against the Company (the "Proofs of Claim") filed in the jointly-administered bankruptcy cases that were pending in the Bankruptcy Court entitled In re The NewPower Company, Case No. 02-10835, In re NewPower Holdings, Inc., Case No. 02-10836, and In re TNPC Holdings, Inc., Case No. 02-10837, respectively. The Bankruptcy Court approved the settlement agreement on March 9, 2004, and the District Court entered a judgment approving the settlement agreement on April 29, 2004. Pursuant to the settlement agreement, plaintiffs in the Securities Litigation and claimants in the Proofs of Claim agreed to resolve all their claims against the Company and its former directors in exchange for a payment of $26 million, of which $24.5 million will be paid by insurance providers and $1.5 million will be paid by the Company. Neither the Company nor any of the former directors named as defendants in the Securities Litigation have admitted any liability or wrongdoing; rather, the parties agreed to settle all outstanding claims to avoid the costs, burden and uncertainty of the ongoing litigation.

         Cautionary Statement

         This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These statements involve risks and uncertainties and may differ materially from actual future events or results. Although we believe that our expectations and beliefs are based on reasonable assumptions, we can give no assurance that our goals will be achieved. The Company undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

         For more information, please contact:
         Ms. Patricia Foster
         President & Chief Executive Officer
         patty.foster@newpower.com
         203-966-1881